EXHIBIT 23.2

[Bond & Pecaro, Inc. letterhead]

Consent of Bond & Pecaro, Inc.

We hereby consent to the inclusion of our name and the description of our valuation work product contained in the Form 10-K for the fiscal year ended December 30, 2018 filed by Salem Medai Group, Inc. (the “Company”), which has been incorporated by reference in the registration statement on Form S-3 filed by the Company.

/s/ Bond & Pecaro, Inc.

Bond & Pecaro, Inc.

February 28, 2019

Washington, D.C.